RUBY TUESDAY, INC.
PERFORMANCE RESTRICTED STOCK UNIT AWARD

This PERFORMANCE RESTRICTED STOCK UNIT AWARD (the  “Award”) is made and entered into as of the ___ of August, 2015 by and between Ruby Tuesday, Inc. (the “Company”), a Georgia corporation, and ____________________________ (the “Employee”).

Upon and subject to the provisions of the Plan and the Additional Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the Company hereby awards as of the Grant Date to the Employee the Performance Restricted Stock Units described below in consideration of the Employee’s services to the Company.

A.	Grant Date: August ___, 2015.

B.	Plan Under Which Granted: Ruby Tuesday, Inc. 1996 Stock Incentive Plan or the Ruby Tuesday, Inc. Stock Incentive Plan (the “Plan”).

C.
Performance Restricted Stock Units:  The number of Performance Restricted Stock Units subject to the Award shall be _________________________________ (_______).  Each Performance Restricted Stock Unit represents the Company’s unfunded and unsecured obligation to issue one share of the Company’s common stock (“Common Stock”), $.01 par value per share, in accordance with this Award, subject to the terms of this Award and the Plan.

D.	Performance Goals: [Add narrative to describe performance goals and performance period, including a definition for “Performance Period End Date.”]

E.
Vesting Schedule:  Provided that the Employee remains in the continuous service of the Company or any affiliate through the last day of the Performance Period End Date without experiencing a Termination of Employment (the “Service Condition”) and that the applicable Performance Level described below has been achieved, the number of Performance Restricted Stock Units indicated below shall become Vested Stock Units in accordance with the following Vesting Schedule and be settled on the Performance Period End Date:

Performance Level	[Describe performance goal.]	Percentage of Performance Restricted Stock Units that Become Vested Stock Units
Below Threshold		0%
Threshold		%
[One or more intermediate threshold]		%
Maximum		100%

There will be no payment for performance below the “Threshold” level, no payment will be made in excess of 100% at the “Maximum” level, and there will be straight-line interpolation, conditioned upon performance above the Threshold level, between levels of achievement.

Service Condition Exceptions.  Notwithstanding the foregoing, the Service Condition will be deemed satisfied as to all or a portion of the Performance Restricted Stock Units, as indicated below, if the Employee provides continuous service to the Company and/or any affiliate following the Grant Date through the date of any of the earlier events listed below without experiencing a Termination of Employment:

(a)           (i) In the event of a Termination of Employment due to Disability or death; (ii) in the event of an involuntary Termination of Employment, other than for Cause; or (iii) upon a voluntary Termination of Employment at or after age fifty-five (55), the portion of the Performance Restricted Stock Units which are deemed to have satisfied the Service Condition will be equal to the Performance Restricted Stock Units that would have become Vested Stock Units based solely upon the Performance Level achieved multiplied by a fraction where the numerator is the number of whole twelve-month periods commencing with July 1 of the year in which the grant was made through and including the effective date of the Termination of Employment and the denominator is three (3).

(b)           In the event of a Change in Control, all of the Performance Restricted Stock Units shall be deemed to have satisfied the Service Condition immediately prior to the effective date of such Change in Control.

Performance Condition Exception.  In the event of a Change in Control, the Performance Condition will be deemed to have been met at the “Target” level.

The Performance Restricted Stock Units with respect to which both a Performance Level and Service Condition has been, or are deemed to have been, achieved or satisfied, as applicable, are herein referred to as the “Vested Stock Units”  Any portion of the Performance Restricted Stock Units which have not, or have not been deemed to have, satisfied both the Service Condition and Performance Condition in accordance with this Paragraph E as of the Performance Period End Date shall be forfeited.

F.
Distribution of Common Stock:  Subject to the attached Additional Terms and Conditions, the shares of Common Stock attributable to the Vested Stock Units shall be issued to the Employee within ninety (90) days following the earlier of (i) the effective date of a Change in Control or (ii) the Performance Period End Date (the “Distribution Period”).

IN WITNESS WHEREOF, the Company and Employee have signed this Award as of the Grant Date set forth above.

RUBY TUESDAY, INC.

By:
	James J. Buettgen	[Name of Employee]

Title:	Chairman and Chief Executive Officer

ADDITIONAL TERMS AND CONDITIONS TO THE
RUBY TUESDAY, INC.
PERFORMANCE RESTRICTED STOCK UNIT AWARD

1. Settlement and Delivery of Vested Stock Units.

(a)           The Committee shall certify as to the achievement of any Performance Level before proceeding with any settlement of the Award.

(b)           During the Distribution Period, the Company shall issue and deliver a share certificate, or make or caused to be made an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, representing the number of shares of Common Stock attributable to Vested Stock Units to the Employee in settlement of the Employee’s rights under this Award. Settlement of the Award shall be based upon the highest Performance Level achieved, with no additional shares of Common stock being issuable by reason of the attainment of any intermediate Performance Levels.

(c)           The Company shall not be required to issue fractional shares (or cash in lieu of fractional shares) upon the settlement of the Award.

(d)           Notwithstanding anything in the Plan, the Award, or any other agreement (written or oral) to the contrary:

(i)           In the event the Service Condition has been deemed satisfied pursuant to Paragraph E.a. of the Award with respect to the Employee, the Award will nevertheless be forfeited if the Committee determines that, between the effective date of the Termination of Employment and the settlement of the Award, the Employee provided services in any capacity within the United States which involves duties and responsibilities similar to those undertaken for the Company with any of the following competitors: Chipotle Mexican Grill, Salsarita’s Fresh Cantina, Moe’s Southwestern Grill, Olive Garden Italian Restaurant, Red Lobster, Longhorn Steakhouse, Outback Steakhouse, Applebee’s, Chili’s Grill & Bar, T.G.I. Friday’s, Red Robin Gourmet Burgers, and O’Charley’s, Inc., or any of their parents, affiliated companies, or successors.

(ii)           If the Employee is a “specified employee” (within the meaning of Code Section 409A) on the date of a Termination of Employment, then any payment made or settlement occurring with respect to such Termination of Employment under this Award will be delayed to the extent necessary to comply with Code Section 409A(a)(2)(B)(i), and the applicable stock will be paid or settled to the Employee during the five-day period commencing on the earlier of: (1) the expiration of the six-month period measured from the date of the

Employee’s Termination of Employment, or (2) the date of the Employee’s death.  Upon the expiration of the applicable six-month period under Code Section 409A(a)(2)(B)(i) (or, if earlier, the date of the Employee’s death), all stock deferred pursuant to this Subsection (d) will be paid or delivered to Employee (or the Employee’s estate, in the event of the Employee’s death) in a lump sum.

2. Tax Withholding.

(a)           The minimum amount of the required tax withholding obligations imposed on the Company by reason of the issuance of the shares of Common Stock attributable to Vested Stock Units shall be satisfied by reducing the actual number of shares of Common Stock by the number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock on the Performance Period End Date of Common Stock, is sufficient to satisfy the minimum required tax withholding obligations, assuming that (i) the Employee does not make a valid election to satisfy tax withholding in cash pursuant to Subsection (b), and (ii) the Committee does not determine that tax withholding will be required to be satisfied in another manner.

(b)           The Employee may elect in writing by notice to the Company received at least ten (10) days before the Performance Period End Date of Common Stock to satisfy such tax withholding obligation in cash by the Performance Period End Date of Common Stock, as provided in Subsection (a)(i). If the Employee fails to timely satisfy payment of the cash amount, then Subsection (a) shall apply.

(c)            To the extent that the Employee elects or is required to satisfy the tax withholding obligations in this Section 2 in cash, the Company shall withhold the cash from any cash payments then owed to the Employee, or if none, the Employee shall timely remit the cash amount.

(d)           If the Employee does not timely satisfy payment of the tax withholding obligations, the Employee will forfeit the Vested Stock Units.

3. Rights as Shareholder.  Until shares of Common Stock received in settlement of the Vested Stock Units are issued to the Employee, the Employee shall have no rights as a shareholder with respect to the either Performance Restricted Stock Units or Vested Stock Units.  Except as otherwise provided in Section 7 and Section 5.2 of the Plan, the Company shall make no adjustment for any dividends or distributions or other rights on or with respect to shares of Common Stock issued in settlement of the Vested Stock Units for which the record date is prior to the issuance of that stock certificate.

4. Special Limitations.  If a registration statement is not in effect under the Securities Act of 1933 (the “Securities Act”) or any applicable state securities law with respect to shares of Common Stock otherwise deliverable under this Award, the Employee (a) shall deliver to the Company, prior to the delivery of Common Stock pursuant to the settlement of the Vested Stock Units, such information, representations and warranties as the Company may reasonably request in order for the Company to be able to satisfy itself that the shares of Common Stock are being acquired in accordance with the terms of an applicable exemption from the securities registration requirements of applicable federal and state securities laws; and (b) shall agree that the shares of Common Stock so acquired will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act and any applicable state securities law.

5. Restrictions on Transfer.  The Employee shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Performance Restricted Stock Units (including, without limitation, Vested Stock Units).  Any such disposition not made in accordance with this Award shall be deemed null and void.  The restrictions contained in this Section 5 will not apply with respect to transfers of the Performance Restricted Stock Units pursuant to applicable laws of descent and distribution; provided that any applicable restrictions contained in this Section 5 will continue to be applicable to the Performance Restricted Stock Units after any such transfer; and provided further that the transferee(s) of such Performance Restricted Stock Units must agree in writing to be bound by the provisions of the Plan and this Award.

6. Legends on Shares.  No holder of shares of Common Stock issued pursuant to this Award may sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any such shares, except (a) pursuant to an effective registration statement under the Securities Act; or (b) in a transaction that fully complies with Rule 144, without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.  The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Award.  The Employee or any other holder shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of that person to carry out the provisions of this Section.

7. Change in Capitalization.

(a)           The number and kind of shares of Common Stock subject to the Performance Restricted Stock Units (including, without limitation, Vested Stock Units) shall be proportionately adjusted for nonreciprocal transactions between the Company and the holders of capital stock of the Company that cause the per share value of the shares of Common Stock referenced by the Performance Restricted Stock Units to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend or distribution (each, an “Equity Restructuring”).

(b)           In the event of a merger, consolidation, extraordinary dividend (including a spin-off), reorganization, recapitalization, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Common Stock, or a Change in Control of the Company, that in each case does not constitute an Equity Restructuring, the Committee, in its sole discretion, may make such adjustments with respect to the Performance Restricted Stock Units and take such action as it deems necessary or appropriate, including, without limitation, adjusting the number of Performance Restricted Stock Units, making a corresponding adjustment in the number of shares subject to the Performance Restricted Stock Units, substituting a new award to replace the Award, removing restrictions on outstanding Awards, accelerating the termination of the Award or terminating the Award in exchange for the cash value determined in good faith by the Committee of the Performance Restricted Stock Units, as the Committee may determine. Any determination made by the Committee will be final and binding on the Employee.

(c)           No fractional shares shall be created in making any adjustment pursuant to this Section 7.  Instead, any adjustment pursuant to this Section 7 that would otherwise result in a fractional Performance Restricted Stock Unit or fractional share of Common Stock becoming subject to the Award shall be further adjusted to round down the numbers of Performance Restricted Stock Units to the next lowest Performance Restricted Stock Unit or share of Common Stock, as applicable.

(d)           All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Employee.  Any action taken by the Committee need not treat all recipients of equity incentives equally.

(e)           The existence of the Plan and the Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

8. Clawback.  Notwithstanding anything herein to the contrary, this Award and any Common Stock issued pursuant to this Award is expressly subject to any “clawback policy” now or hereafter adopted by the Company, as the same may be amended from time to time, or any recoupment permitted or required by law.

9. Section 409A.  This Award is intended to comply with, or otherwise be exempt from, Code Section 409A, as applicable.  This Award shall be administered, interpreted, and construed in a manner consistent with such Code section.  Should any provision of this Award be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Employee’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A.  No acceleration of payment or settlement may be made except as permitted under Code Section 409A.

10. Governing Laws.  This Award shall be construed, administered and enforced according to the laws of the State of Georgia; provided, however, no shares of Common Stock shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which the Employee resides, and/or any other applicable securities laws.

11. Successors.  This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

12. Notice.  Except as otherwise specified herein, all notices and other communications required or permitted under this Award shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.  All notices and other communications under this Award shall be given to the parties hereto at the following addresses:  to the Company (attention of the Chief Legal Officer), at the principal office of the Company or at any other address as the Company, by notice to Employee, may designate in writing from time to time; and to Employee, at

Employee’s address as shown on the records of the Company, or at any other address as Employee, by notice to the Company, may designate in writing from time to time.

13. Severability.  In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

14. Entire Agreement.  Subject to the terms and conditions of the Plan, this Award (including the Additional Terms and Conditions) expresses the entire understanding and agreement of the parties with respect to the subject matter.  The Committee shall have full and conclusive authority to interpret the Award and to make all other determinations necessary or advisable for the proper administration of the arrangement reflected by this Award.  The Committee’s interpretations and determinations in this regard shall be final and binding on the Employee.

15. Headings.  Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.

16. Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

17. No Right to Continued Service.  Neither this Award nor the issuance of the Performance Restricted Stock Units hereunder shall be construed as giving the Employee the right to continued service with the Company or any affiliate.

18. Definitions.  Except as provided below, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.  The following capitalized terms shall have the following meanings:

(a)           “Cause” has the same meaning as provided in the employment agreement currently or most recently in effect between the Employee and the Company or, if applicable, any affiliate of the Company, or if no such definition or employment agreement ever existed, “Cause” means conduct amounting to:  (i) fraud or dishonesty in the performance of the duties of Employee’s service with the Company or its affiliates, (ii) Employee’s willful misconduct, refusal to follow the reasonable directions of his/her supervisors, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similarly nature), (iii) acts of moral turpitude or personal conduct in violation of Company’s Code of Business Conduct and Ethics, (iv) absence from work without reasonable excuse, (v) intoxication with alcohol or drugs while on Company’s or affiliates’ premises, (vi) a conviction or plea of guilty or nolo contendere to a crime involving dishonesty, or (vii) a breach or violation of the terms of any agreement to which Employee and the Company (or any affiliate) are party.

(b)           “Change in Control” means any one of the following events occurring after the Grant Date:

(i)           the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company prior to such acquisition) of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company;

(ii)           within any twelve-month period (beginning on or after the Grant Date) the date a majority of members of the Company’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election;

(iii)           within any twelve-month period (beginning on or after the Grant Date) the acquisition by any one person, or more than one person acting as a group, of ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or

(iv)           within any twelve-month period (beginning on or after the Grant Date) the acquisition by any one person, or more than one person acting as a group, of the assets of the Company that have a total gross fair market value of eighty-five percent (85%) or more of the total gross fair market value of all of the assets of the Company.

The foregoing provisions of this Section 18(b) shall be construed in a manner consistent with the requirements for a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” and a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A and the rules and regulations promulgated thereunder.

(c)           “Disability” means the Employee is (i) unable to engage in any substantial gainful activity by reason of any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its affiliates. The determination of Disability will be made in accordance with the definition of “disability” under Code Section 409A.

(d)           “Termination of Employment” means a “separation from service” within the meaning of Code Section 409A and the rules and regulations promulgated thereunder.